

<ARTICLE> 5
<RESTATED>
<MULTIPLIER> 1,000

<PERIOD-TYPE>                   YEAR
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-START>                             JAN-01-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                          40,600
<SECURITIES>                                         0
<RECEIVABLES>                                  609,700
<ALLOWANCES>                                    12,900
<INVENTORY>                                    491,900
<CURRENT-ASSETS>                             1,681,300<F1>
<PP&E>                                       3,154,900
<DEPRECIATION>                               1,418,800
<TOTAL-ASSETS>                               6,297,600<F1>
<CURRENT-LIABILITIES>                        2,214,200
<BONDS>                                      1,295,500
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                      7,400
<COMMON>                                        97,400
<OTHER-SE>                                   1,127,000
<TOTAL-LIABILITY-AND-EQUITY>                 6,297,600
<SALES>                                      1,860,500<F2>
<TOTAL-REVENUES>                             1,897,400
<CGS>                                        1,127,000
<TOTAL-COSTS>                                1,127,000
<OTHER-EXPENSES>                                     0
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                              26,900
<INCOME-PRETAX>                              (517,200)<F3>
<INCOME-TAX>                                 (192,400)
<INCOME-CONTINUING>                          (324,800)<F3>
<DISCONTINUED>                                 (1,100)<F4><F5><F6>
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 (325,900)
<EPS-PRIMARY>                                   (3.40)
<EPS-DILUTED>                                   (3.40)

<F1>Included within current assets and total assets are net assets of discontinued operations of $323,700 and $1,759,000, respectively.

<F2>Excludes 1995 sales of the discontinued health care business of
$2,076,800, the TEC Systems business of $112,900, and the Packaging business of $1,692,100.

<F3>Includes provisions of $30,000 ($18,600 after-tax) for corporate governance, $220,000 ($144,000 after-tax) for restructuring, asset impairments and other costs, $77,000 ($50,000 after-tax) for environmental liabilities and $275,000 ($178,700 after-tax) for asbestos-related liabilities.

<F4>In June 1995, the Company announced that its Board of Directors had approved a plan to spin off NMC. As a result, Grace has classified its health care business as a discontinued operation.

<F5>Includes after-tax provisions of $83,600 for asset impairments,
$5,600 for the phase-out of certain health care research programs, $4,800 for additional costs associated with Grace's long-term incentive programs, $1,800 for changes in accounting estimates and $6,600 for other items.

<F6>Discontinued operations includes an after-tax provision of $151,300 relating to a reassessment of forecasts for all remaining discontinued operations.

<F7> Restated to reflect the adoption of SFAS No. 128 and the classification of income and expenses of Grace's flexible packaging business and TEC Systems business as net loss from discontinued operations.


